Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Timothy A. Bonang

Manager of Investor Relations

(617) 796-8387

www.fivestarqualitycare.com

Five Star and Sunrise Reach Agreement on

Termination of an Additional Management Contract

Newton, MA (January 3, 2006): Five Star Quality Care, Inc. (AMEX: FVE) announced today that it reached agreement with Sunrise Senior Living Services, Inc., or Sunrise, to terminate one long term management agreement for a community located in Florida that Sunrise manages for Five Star. This senior living community has 281 living units, including 184 independent living apartments, 62 assisted living suites and 35 skilled nursing units. This contract termination is in addition to the 12 contract terminations which became effective November 1, 2005.

The agreement announced today provides for a termination fee of $4.75 million to be paid to Sunrise and an effective date of February 1, 2006. Five Star will report this termination fee as an expense in its income statement for the quarter ended December 31, 2005. Five Star expects to fund this termination fee by drawing under its bank credit facility. After the management agreement with Sunrise has been terminated, Five Star will manage this community and will no longer pay management fees for this community to Sunrise. Following the termination, Sunrise will continue to manage 17 other communities for Five Star.

Five Star Quality Care, Inc. owns, leases, manages and operates senior living communities which offer independent living apartments, assisted living accommodations and skilled nursing services in 155 senior living communities with over 17,000 living units, located in 28 states. Five Star also owns and operates five institutional pharmacies. Five Star is headquartered in Newton, Massachusetts.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND FEDERAL SECURITIES LAWS. THESE STATEMENTS REFLECT FIVE STAR’S INTENT, BELIEF OR EXPECTATION, BUT THEY ARE NOT GUARANTEED TO OCCUR. FOR EXAMPLE, THE IMPLICATION OF VARIOUS STATEMENTS IN THIS PRESS RELEASE IS THAT FIVE STAR MAY BE ABLE TO OPERATE THE COMMUNITY FOR WHICH SUNRISE’S MANAGEMENT HAS BEEN TERMINATED AS WELL AS SUNRISE AND SOME OR ALL OF THE MANAGEMENT FEE PREVIOUSLY PAID TO SUNRISE WILL ACCRUE TO FIVE STAR’S OPERATING PROFITS. HOWEVER, THE TERMINATION OF

THE MANAGEMENT AGREEMENT WITH SUNRISE MAY NOT IMPROVE FIVE STAR’S FINANCIAL RESULTS OR MAY CAUSE IT TO EXPERIENCE OPERATING LOSSES. THE OPERATING AND FINANCIAL PERFORMANCE OF THIS COMMUNITY WHICH IS THE SUBJECT OF THE MANAGEMENT AGREEMENT MAY DETERIORATE BEFORE FIVE STAR ASSUMES THE OPERATIONS. ALSO, AFTER IT ASSUMES THE OPERATIONS, FIVE STAR MAY BE UNABLE TO OPERATE THIS COMMUNITY FOR ITS OWN ACCOUNT IN A MANNER WHICH IS AS PROFITABLE AS, OR MORE PROFITABLE THAN, IT HAS BEEN OPERATED BY SUNRISE. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON FIVE STAR’S PRESENT EXPECTATIONS, BUT THESE STATEMENTS AND THE IMPLICATIONS OF THESE STATEMENTS MAY NOT OCCUR. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON THESE FORWARD LOOKING STATEMENTS.

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